Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Health Management Associates, Inc. and to the incorporation by reference therein of our report dated February 27, 2012 (except for Notes 12 and 16, as to which the date is August 10, 2012), with respect to the consolidated financial statements and schedule of Health Management Associates, Inc., included in the Current Report on Form 8-K filed on August 10, 2012, and our report dated February 27, 2012, with respect to the effectiveness of internal control over financial reporting of Health Management Associates, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 27, 2012.

/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
August 10, 2012